Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.WM.com
WMI #05-20
Waste Management Announces Third Quarter 2005 Earnings
Internal Revenue Growth on Base Business From Yield Reaches Five-Year High of 2.7%
Operating Expenses and Selling, General and Administrative Expenses Decline as a
Percent of Revenue
HOUSTON — October 27, 2005 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its third quarter ended September 30, 2005. Revenues for the quarter were $3.38 billion as compared with $3.27 billion in the year ago period, an increase of 3.1%. Net income for the quarter was $215 million, or $0.38 per diluted share, compared with $302 million, or $0.52 per diluted share, in the prior year period.
The Company noted several items that impacted the results for the current quarter:
•	After-tax asset impairments and unusual items of $61 million due primarily to the impairment of revenue management software applications that had previously been under development and the settlement of legacy litigation relating to former officers. These two items were previously disclosed in separate Company current report filings on Form 8-K.

•	After-tax restructuring charges of $19 million due to the workforce reduction announced in late July.

•	An after-tax non-cash expense of $16 million in additional amortization cost. Similar to many other publicly traded companies, Waste Management made an accounting adjustment to reflect the length of the lease or operating contract at five landfills. These adjustments were cumulative corrections that increased expenses in the current quarter. The amounts were not material for any prior periods.

•	A $43 million reduction in income tax expense primarily resulting from favorable tax audit settlements.

•	A $13 million benefit from reducing the estimated effective tax rate for 2005 from 29.5% to 27.75%. The revision to the effective tax rate results from the impact of lower book income resulting from the third quarter charges listed above.
Combined, these items decreased third quarter 2005 after-tax earnings by $40 million, or $0.07 per diluted share. Without the impact of these items, net income for the quarter would have been $255 million, or $0.45 per diluted share.

The prior year’s third quarter earnings included an after-tax benefit of $71 million, or $0.12 per diluted share, from favorable tax audit settlements and an after-tax benefit of $1 million from restructuring and asset impairments and unusual items. Without the favorable impact of the tax audit settlements and restructuring and asset impairments and unusual items, net income in last year’s quarter would have been $230 million, or $0.40 per diluted share.
Excluding the impact of these items in the current and prior year quarters, earnings per share grew 12.5% and income from operations as a percent of revenue grew by approximately 120 basis points (a).
“Our goals at Waste Management are solid earnings growth, margin expansion and increased free cash flow that we can return to shareholders. In the third quarter we delivered on all of those goals, due to strong pricing and operational savings,” said David P. Steiner, Chief Executive Officer of Waste Management.
“Our internal revenue growth from yield on base business increased 2.7% in the third quarter compared with the prior year quarter as we continued to produce strong results from our pricing excellence initiatives. This is the highest level we have achieved in years and it marks the third consecutive quarter in which internal revenue growth from yield has exceeded 2%. If we include the $50 million we obtained through our redesigned fuel surcharge program, internal revenue growth from yield was 4.3%. Internal revenue growth from volumes fell 1.6% in our base business due primarily to the absence of significant hurricane related clean-up volumes which existed in the third quarter of 2004. Our pricing excellence programs have also contributed to lower collection volumes, but the 2.7% in revenue growth from yield more than offsets this decline.
“We also improved our cost results as a percent of revenue, which is particularly gratifying given the sharp increase we have seen in diesel fuel prices. Operating expenses as a percent of revenue improved by 50 basis points as compared with the prior year quarter. Selling, general and administrative expenses as a percent of revenue also improved by 50 basis points versus last year’s quarter.
“We produced free cash flow(a) of $385 million in the quarter, bringing us to $1.12 billion through the first nine months of the year. We continued our commitment to return cash to our shareholders by purchasing $295 million of shares in the quarter and paying $111 million in cash dividends. In addition, we have announced a 10% increase to our quarterly dividend program for 2006.
“Moreover, we were able to settle our ongoing defense cost obligations to certain former officers of the old Waste Management in connection with their settlement of legacy litigation brought against them by the Securities and Exchange Commission. Our portion of the total settlement fund was $26.8 million and we worked to obtain a court order that $27.5 million of the settlement fund would be distributed to our shareholders. That distribution will be made to our shareholders of record as of August 25, 2005. This settlement is good for our shareholders and good for our company going forward.”
The Company also noted that the impact of hurricanes Katrina and Rita reduced earnings per diluted share by approximately $0.01 in the third quarter of 2005 due to lost revenue and increased operating expenses. During the third quarter of 2004, the Company attributed $59 million of revenues and $5 million in before tax earnings to the clean-up efforts resulting from the 4 hurricanes that struck Florida during that quarter.
Key Highlights for the Quarter
•	Operating expenses were 65.2% of revenue, down from 65.7% of revenue in the same period in 2004.

•	Selling, General and Administrative expenses declined $7 million to $309 million. These costs stood at 9.2% of revenue, down from 9.7% of revenue in the same period in 2004.

•	Net cash provided by operating activities of $623 million.

•	Free cash flow (a) of $385 million. For the nine-month period, free cash flow was $1.12 billion.

•	Capital expenditures of $272 million.

•	Internal revenue growth on base business of 1.1%, with a positive average growth from yield of 2.7% and a negative average growth from volume of 1.6%. The yield component excludes a 1.3% increase from the combined impact of higher revenues from fuel surcharges, lower recycling commodity prices and slight decreases in electricity rates at Independent Power Production facilities.

•	The decline in growth from volumes is largely attributable to the absence of significant hurricane related revenues, which added 2.0% in revenue growth from volume during the third quarter of 2004. Acquisitions net of divestitures contributed 0.3% to higher revenues in the quarter and foreign currency translation contributed an additional 0.4%.

•	Generated $50 million in additional revenue from our redesigned fuel surcharge program, which recovered nearly all of the increase in direct and indirect fuel costs. Including the effect of our fuel surcharge, revenue growth from yield would have been 4.3% for the quarter.

•	$406 million returned to shareholders, consisting of $111 million in cash dividends and $295 million in common stock repurchases. Our share repurchases are on pace to reach the upper end or to slightly exceed our full year objective of $600 to $700 million.

(a) This earnings release contains the Company’s (i) earnings per share growth and income from operations as a percentage of revenue (or EBIT margin), both as adjusted to exclude the impact of the restructuring charges, asset impairments and unusual items, adjustments in amortization costs related to landfill leases and contracts, and tax related items described herein, and (ii) “free cash flow”, all of which are non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company’s calculation of EBIT, or earnings before interest and tax, is the same measure as income from operations as presented on the Company’s income statement. EBIT margin represents total operating income as a percentage of revenue. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of EBIT and free cash flow may not be comparable to similarly titled measures presented by other companies.
The Company believes that providing investors with the non-GAAP financial measures of adjusted earnings per share growth and adjusted EBIT margins gives investors additional information to enable them to assess, in the way management assesses, the Company’s current and continuing operations. The Company included the non-GAAP financial measure of free cash flow because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. A reconciliation of (x) free cash flow to the Company’s GAAP reported cash flows from operating activities, which is the most comparable GAAP measure, (y) adjusted earnings per share to the Company’s GAAP reported earnings per share, and (z) adjusted income from operations to the Company’s GAAP reported income from operations, and corresponding income from operations as a percentage of revenue (or EBIT margin) calculations are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. eastern time, 9:00 a.m. central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “3Q2005 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 9843424.” US/Canada Dial-In #: (877) 710-6139. Int’l/Local Dial-In #: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. CT October 27th through 5:00 p.m. CT on November 10th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 9843424.
Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.
Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2005 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:
•	the effects competition may have on our profitability or cash flows, including the negative impact our price increases may have on volumes or the negative impact to our yield on base business resulting from price roll-backs and lower than average pricing to retain and attract customers;

•	our inability to maintain or expand margins as volumes increase if we are unable to control variable costs or fixed cost base increases;

•	our inability to attract or retain qualified personnel, including licensed commercial drivers and truck maintenance professionals, due to any number of factors including qualified workforce shortages;

•	increases in expenses due to fuel price increases or fuel supply shortages;

•	the effect that fluctuating commodity prices may have on our operating revenues and expenses;

•	the impact that inflation and resulting higher interest rates may have on the economy, such as decreases in volumes of waste generated and increases in financing and operating costs;

•	the possible inability of our insurers to meet their obligations, which may cause increased expenses;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather or natural disasters on our operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations;

•	our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	the outcome of litigation or threatened litigation;

•	the reduction or elimination of our dividend or share repurchase program or the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems in connection with the implementation and deployment of new information technology systems;

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations; and

•	our ability to sell under-performing assets or other assets identified for divestiture and upon such sale to realize the full carrying value of such assets.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
####

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2005	2004
Operating revenues	$3,375	$3,274

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	2,202	2,151
Selling, general and administrative	309	316
Depreciation and amortization	369	345
Restructuring	27	(1)
Asset impairments and unusual items	86	(2)

	2,993	2,809

Income from operations	382	465

Other income (expense):
Interest expense	(125)	(112)
Interest income	8	21
Equity in net losses of unconsolidated entities	(27)	(27)
Minority interest	(12)	(10)
Other, net	—	—

	(156)	(128)

Income before income taxes	226	337
Provision for income taxes	11	35

Net income	$215	$302

Basic earnings per common share	$0.39	$0.52

Diluted earnings per common share	$0.38	$0.52

Basic common shares outstanding	558.9	576.7

Diluted common shares outstanding	561.8	581.2

Cash dividends per common share	$0.20	$0.19

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2005	2004
EPS Calculation:
Net income	$215	$302
Interest on convertible subordinated notes, net of taxes	—	—

Diluted net income	$215	$302

Number of common shares outstanding at end of period	553.6	572.8
Effect of using weighted average common shares outstanding	5.3	3.9

Weighted average basic common shares outstanding	558.9	576.7
Dilutive effect of equity-based compensation awards, warrants, convertible subordinated notes and other contingently issuable shares	2.9	4.5

Weighted average diluted common shares outstanding	561.8	581.2

Basic earnings per common share	$0.39	$0.52

Diluted earnings per common share	$0.38	$0.52

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Operating revenues	$9,702	$9,308

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	6,419	6,111
Selling, general and administrative	952	949
Depreciation and amortization	1,036	1,018
Restructuring	27	(1)
Asset impairments and unusual items	57	(20)

	8,491	8,057

Income from operations	1,211	1,251

Other income (expense):
Interest expense	(369)	(344)
Interest income	20	31
Equity in net losses of unconsolidated entities	(79)	(70)
Minority interest	(33)	(26)
Other, net	1	(2)

	(460)	(411)

Income before income taxes and cumulative effect of change in accounting principle	751	840
Provision for (benefit from) income taxes	(141)	178

Income before cumulative effect of change in accounting principle	892	662
Cumulative effect of change in accounting principle, net of income tax expense of $5 in 2004	—	8

Net income	$892	$670

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$1.58	$1.15
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.58	$1.16

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$1.57	$1.14
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.57	$1.15

Basic common shares outstanding	564.7	578.0

Diluted common shares outstanding	568.0	582.8

Cash dividends per common share	$0.60	$0.56

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
EPS Calculation:
Income before cumulative effect of change in accounting principle	$892	$662
Cumulative effect of change in accounting principle	—	8

Net income	$892	$670

Number of common shares outstanding at end of period	553.6	572.8
Effect of using weighted average common shares outstanding	11.1	5.2

Weighted average basic common shares outstanding	564.7	578.0
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.3	4.8

Weighted average diluted common shares outstanding	568.0	582.8

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$1.58	$1.15
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.58	$1.16

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$1.57	$1.14
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.57	$1.15

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$300	$424
Receivables, net	1,971	1,949
Other	634	446

Total current assets	2,905	2,819

Property and equipment, net	11,160	11,476
Goodwill	5,369	5,301
Other intangible assets, net	150	152
Other assets	985	1,157

Total assets	$20,569	$20,905

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,504	$2,821
Current portion of long-term debt	174	384

Total current liabilities	2,678	3,205

Long-term debt, less current portion	8,168	8,182
Other liabilities	3,337	3,265

Total liabilities	14,183	14,652

Minority interest in subsidiaries and variable interest entities	279	282
Stockholders’ equity	6,107	5,971

Total liabilities and stockholders’ equity	$20,569	$20,905

Note: Prior year information has been reclassified to conform to 2005 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$892	$670
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	(8)
Depreciation and amortization	1,036	1,018
Other	148	189
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(350)	(251)

Net cash provided by operating activities	1,726	1,618

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(130)	(110)
Capital expenditures	(765)	(837)
Purchases of short-term investments	(604)	(1,284)
Proceeds from sales of short-term investments	434	1,275
Net receipts from restricted trust and escrow accounts, business divestitures, asset sales and other	427	373

Net cash used in investing activities	(638)	(583)

Cash flows from financing activities:
New borrowings	25	348
Debt repayments	(285)	(434)
Common stock repurchases	(573)	(353)
Cash dividends	(339)	(326)
Exercise of common stock options and warrants	68	150
Other, net	(111)	(18)

Net cash used in financing activities	(1,215)	(633)

Effect of exchange rate changes on cash and cash equivalents	3	—

Increase (decrease) in cash and cash equivalents	(124)	402
Cash and cash equivalents at beginning of period	424	217

Cash and cash equivalents at end of period	$300	$619

Note: Prior year information has been reclassified to conform to 2005 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2005	2005	2004
Operating Revenues by Lines of Business

NASW:
Collection	$2,199	$2,168	$2,154
Landfill	816	791	805
Transfer	462	463	448
Wheelabrator	231	214	218
Recycling and other	306	301	282
Intercompany (a)	(639)	(648)	(633)

Operating revenues	$3,375	$3,289	$3,274

Internal Growth of Operating Revenues from Comparable Prior Periods (b)

Internal growth	2.4%	4.0%	7.3%
Less: Yield changes due to recycling commodities, electricity (IPP) and fuel surcharge	1.3%	0.7%	2.0%

Adjusted internal growth	1.1%	3.3%	5.3%

Acquisition Summary (c)

Gross annualized revenue acquired	$23	$11	$16

Total consideration	$54	$10	$20

Cash paid for acquisitions	$36	$2	$9

Recycling Segment Supplemental Data (d)

Operating revenues	$207	$203	$192

Operating expenses (exclusive of depreciation and amortization)	$180	$173	$163

	Quarters Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Free Cash Flow Analysis (e)

Net cash provided by operating activities	$623	$599	$1,726	$1,618
Capital expenditures	(272)	(311)	(765)	(837)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	34	17	158	73

Free cash flow	$385	$305	$1,119	$854

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Excluding the impacts of hurricane revenue, adjusted internal growth for the quarters ended September 30, 2005 and September 30, 2004 is estimated to be 3.0% and 3.3%, respectively.

(c)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(d)	Information provided is after the elimination of intercompany revenues and related expenses.

(e)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2005	2005	2004
Balance Sheet Data

Cash and cash equivalents	$300	$481	$619

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,342	$8,431	$8,787
Total equity	6,107	6,197	5,846

Total capital	$14,449	$14,628	$14,633

Debt-to-total capital	57.7%	57.6%	60.0%

Capitalized interest (b)	$2	($1)	$7

Other Operational Data

Internalization of waste, based on disposal costs	66.3%	65.3%	64.8%

Total landfill disposal volumes (tons in millions) (a)	32.9	32.3	32.7
Total waste-to-energy disposal volumes (tons in millions) (a)	2.1	2.0	2.0

Total disposal volumes (tons in millions)	35.0	34.3	34.7

Active landfills	286	286	289

Landfills reporting volume	265	265	265

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$123.2	$102.3	$106.0
Amortization expense related to SFAS No. 143 obligations	21.2	19.7	18.2

Total amortization expense (c)	144.4	122.0	124.2
Accretion and other related expense	13.2	12.8	14.3

Landfill amortization, accretion and other related expense	$157.6	$134.8	$138.5

(a)	Prior period information has been reclassified to conform to 2005 presentation.

(b)	The quarter ended June 30, 2005 includes the reversal of $5 million of previously recorded capitalized interest associated with certain projects that did not qualify for the capitalization of interest.

(c)	The quarter ended September 30, 2005 includes a cumulative correction to increase Non-SFAS No.143 Amortization Expense in the amount of $20.6 million and SFAS No.143 Amortization Expense in the amount of $1.5 million resulting from reducing amortization periods at five of our landfills.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended September 30, 2005		Quarter Ended September 30, 2004
Adjusted Earnings per Share	After-tax Amount	Per Share Amount	After-tax Amount	Per Share Amount
Net income and EPS, as reported	$215	$0.38	$302	$0.52

Adjustments to net income and EPS:
Asset impairments and unusual items	61	0.11	(1)	—
Restructuring	19	0.03	—	—
Additional landfill amortization expense	16	0.03	—	—
Income tax settlements	(43)	(0.08)	(71)	(0.12)
Benefit from reduction of estimated effective tax rate for 2005	(13)	(0.02)	—	—

Net income and EPS, as adjusted	$255	$0.45	$230	$0.40

Adjusted Income from Operations as a	Quarters Ended September 30,
percent of Revenue (EBIT Margin)	2005	2004
As reported:
Operating revenues	$3,375	$3,274
Income from operations	$382	$465

Income from Operations as a percent of Revenue	11.3%	14.2%

Adjustments to Income from Operations:
Asset impairments and unusual items	$86	($2)
Restructuring	$27	($1)
Additional landfill amortization expense	$22	$—

As adjusted:
Operating revenues	$3,375	$3,274
Adjusted income from operations	$517	$462

Adjusted Income from Operations as a percent of Revenue	15.3%	14.1%
Earnings per share and income from operations as a percent of revenue (or EBIT margin), as adjusted to exclude the impact of the items listed above, have been prepared to highlight and facilitate the users of the Company’s financial statements understanding of how management evaluates the results of its operations. It is not intended to replace reported earnings per share and income from operations as prepared in accordance with generally accepted accounting principles (“GAAP”).

(9)